SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of
                       The Securities Exchange Act of 1934

                Date of Report (Date of earliest event reported):
                                December 26, 2000

                             WINN-DIXIE STORES, INC.
             (Exact name of registrant as specified in its charter)


      Florida                        1-3657                     59-0514290
(State of Incorporation)       (Commission File Number)       (IRS Employer
                                                             Identification No.)


                               5050 Edgewood Court
                           Jacksonville, Florida 32254
          (Address, including zip code, of principal executive offices)

                                 (904) 783-5000
              (Registrant's telephone number, including area code)

                                 Not applicable
          (Former name or former address, if changed since last report)



Item 5.  Other Events


     The following are the consolidated financial statements of Winn-Dixie Stores, Inc. (the "Company") as of June 28, 2000 and June 30, 1999, and for each of the three years in the period ended June 28, 2000. These consolidated financial statements contain the same information as the consolidated financial statements included in Part II of the Company's Annual Report on Form 10-K filed on August 10, 2000, with the exception of a new Note 15 which provides condensed consolidating financial information for the Company and its guarantor subsidiaries which may, from time to time, fully and unconditionally guarantee debt securities issued by the Company.

     The sole purpose of this Form 8-K, including the new Note 15, is to satisfy the information requirements of Rule 3-10 of Regulation S-X and Rule 12h-5 of the Federal securities laws with respect to such subsidiary guarantors.




                             REPORT OF MANAGEMENT



         The Company is responsible for the preparation, integrity and objectivity of the consolidated financial statements and related information appearing in the Annual Report. The consolidated financial statements have been prepared in conformity with generally accepted accounting principles applied on a consistent basis and include amounts that are based on management's best estimates and judgments.

         Management is also responsible for maintaining a system of internal controls that provides reasonable assurance that the accounting records properly reflect the transactions of the Company, that assets are safeguarded and that the consolidated financial statements present fairly the financial position and operating results. As part of the Company's controls, the internal audit staff conducts examinations in each of the divisional operations of the Company.

         The Audit Committee of the Board of Directors, composed entirely of outside directors, meets periodically to review the results of audit reports and other accounting and financial reporting matters with the independent certified public accountants and the internal auditors.



    Allen R. Rowland                                   Richard P. McCook
     President and                                   Senior Vice President
 Chief Executive Officer                          and Chief Financial Officer

                          INDEPENDENT AUDITORS' REPORT


The Shareholders and the Board of Directors
Winn-Dixie Stores, Inc.:

         We have audited the accompanying consolidated balance sheets of Winn-Dixie Stores, Inc. and subsidiaries as of June 28, 2000 and June 30, 1999, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the years in the three-year period ended June 28, 2000. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

         We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Winn-Dixie Stores, Inc. and subsidiaries at June 28, 2000 and June 30, 1999, and the results of their operations and their cash flows for each of the years in the three-year period ended June 28, 2000, in conformity with accounting principles generally accepted in the United States of America.




                                                                        KPMG LLP


Jacksonville, Florida
August 9, 2000

                    WINN-DIXIE STORES, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
           Years ended June 28, 2000, June 30, 1999 and June 24, 1998


                                                                       2000             1999*             1998
                                                                  ---------------   --------------   ---------------
                                                                       Amounts in thousands except per share data
Net sales.....................................................  $     13,697,547       14,136,503        13,617,485
Cost of sales, including warehousing and delivery expense.....        10,057,700       10,335,590         9,993,568
                                                                  ---------------   --------------   ---------------
   Gross profit on sales......................................         3,639,847        3,800,913         3,623,917
Operating and administrative expenses.........................         3,609,248        3,593,651         3,374,905
Restructuring and other non-recurring charges.................           396,029                -            18,080
                                                                  ---------------   --------------   ---------------
   Operating (loss) income ...................................          (365,430)         207,262           230,932
Cash discounts and other income, net..........................           110,100          118,866           115,395
                                                                  ---------------   --------------   ---------------
                                                                        (255,330)         326,128           346,327
                                                                  ---------------   --------------   ---------------
Interest:
   Interest on capital lease obligations......................             4,458            5,152             6,528
   Other interest.............................................            42,623           24,496            22,007
                                                                  ---------------   --------------   ---------------
     Total interest...........................................            47,081           29,648            28,535
                                                                  ---------------   --------------   ---------------
(Loss) earnings before income taxes...........................          (302,411)         296,480           317,792
Income taxes..................................................           (73,516)         114,145           119,172
                                                                  ---------------   --------------   ---------------
Net (loss) earnings ..........................................  $       (228,895)         182,335           198,620
                                                                  ===============   ==============   ===============

Basic (loss) earnings per share...............................  $          (1.57)            1.23              1.34
                                                                  ===============   ==============   ===============
Diluted (loss) earnings per share.............................  $          (1.57)            1.23              1.33
                                                                  ===============   ==============   ===============

*  53 Weeks
See accompanying notes to consolidated financial statements.



                    WINN-DIXIE STORES, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                         June 28, 2000 and June 30, 1999


                                                                                        2000              1999
                                                                                    --------------   ---------------
                                                                                         Amounts in thousands
Assets
Current Assets:
   Cash and cash equivalents.................................................    $         29,576            24,746
   Trade and other receivables, less allowance for doubtful items of
     $3,822,000  ($3,615,000 in 1999)........................................             107,425           188,314
   Merchandise inventories at lower of cost or market less LIFO reserve
     of $232,368,000  ($217,274,000 in 1999).................................           1,141,405         1,425,098
   Prepaid expenses..........................................................              58,739            46,963
    Deferred income taxes....................................................             134,777           112,869
                                                                                    --------------   ---------------
     Total current assets....................................................           1,471,922         1,797,990
                                                                                    --------------   ---------------

Cash surrender value of life insurance, net..................................              14,035            24,072
Net property, plant and equipment............................................           1,034,493         1,222,633
Intangible assets, net.......................................................              18,795            54,449
Non-current deferred income taxes............................................             166,449                 -
Other assets.................................................................              41,399            50,003
                                                                                    --------------   ---------------
                                                                                 $      2,747,093         3,149,147
                                                                                    ==============   ===============

Liabilities and Shareholders' Equity
------------------------------------
Current Liabilities:
   Accounts payable..........................................................    $        575,877           662,172
   Short-term borrowings.....................................................             235,000           465,000
   Reserve for insurance claims and self-insurance...........................             101,874            75,461
   Reserve for restructuring expenses........................................              52,721                 -
   Accrued wages and salaries................................................             114,883           108,826
   Accrued rent..............................................................              88,247            65,411
   Accrued expenses..........................................................             164,502           122,641
   Current obligations under capital leases..................................               2,843             2,751
   Income taxes payable......................................................              85,606            10,739
                                                                                    --------------   ---------------
     Total current liabilities...............................................           1,421,553         1,513,001
                                                                                    --------------  ---------------
Reserve for insurance claims and self-insurance..............................             141,251            92,256
Obligations under capital leases ............................................              32,239            38,493
Defined benefit plan ........................................................              45,241            41,234
Long-term restructuring expenses ............................................             143,188                 -
Other liabilities............................................................              95,786            53,084
                                                                                    --------------   ---------------
Shareholders' Equity:
   Common stock of $1 par value.  Authorized 400,000,000 shares; issued
     140,830,197 shares in 2000 and 148,576,865 shares in 1999...............             140,830           148,577
   Retained earnings.........................................................             727,005         1,259,597
   Accumulated other comprehensive income....................................                   -             3,069
    Associates' stock loans..................................................                   -              (164)
                                                                                    --------------   ---------------
     Total shareholders' equity..............................................             867,835         1,411,079
                                                                                    --------------   ---------------
Commitments and contingent liabilities (Notes 6, 9, 11 and 13)
                                                                                 $      2,747,093         3,149,147
                                                                                    ==============   ===============

See accompanying notes to consolidated financial statements.

                    WINN-DIXIE STORES, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
           Years ended June 28, 2000, June 30, 1999 and June 24, 1998

                                                                         2000           1999*            1998
                                                                     -------------   -------------   -------------
                                                                                 Amounts in thousands

Cash flows from operating activities:
   Net (loss) earnings .........................................  $      (228,895)        182,335         198,620
   Adjustments to reconcile net (loss) earnings to net cash
     provided by operating activities:
       Depreciation and amortization............................          256,671         292,414         330,408
       Deferred income taxes....................................         (189,046)         17,684         (17,040)
       Defined benefit plan.....................................            4,007           4,132           3,650
       Non-cash restructuring and other non-recurring charges...          375,346               -               -
       Reserve for insurance claims and self-insurance..........           75,408           2,424          10,291
       Stock compensation plans.................................           (1,144)          2,459          (1,398)
       Change in cash from:
         Receivables............................................           80,888         (42,148)         29,513
         Merchandise inventories................................          283,693         (20,181)       (155,702)
         Prepaid expenses.......................................          (11,776)          8,596           3,813
         Accounts payable.......................................          (87,959)         (1,191)         56,191
         Income taxes...........................................           74,867          (1,380)        (20,804)
         Other current accrued expenses.........................          111,219          (8,783)         26,952
                                                                     -------------   -------------   -------------
           Net cash provided by operating activities............          743,279         436,361         464,494
                                                                     -------------   -------------   -------------

Cash flows from investing activities:
   Purchases of property, plant and equipment, net..............         (213,874)       (345,723)       (369,636)
   Decrease in investments and other assets.....................           17,756          10,582          43,785
                                                                     -------------   -------------   -------------
           Net cash used in investing activities................         (196,118)       (335,141)       (325,851)
                                                                     -------------   -------------   -------------

Cash flows from financing activities:
   (Decrease) increase in short-term borrowings.................         (230,000)         45,000          40,000
   Payments on capital lease obligations........................           (2,612)         (2,583)         (2,653)
   Purchase of common stock.....................................         (162,272)         (1,337)        (21,055)
   Proceeds of sales under associates' stock purchase plan......              164           2,923           8,747
   Dividends paid...............................................         (148,966)       (151,231)       (150,923)
   Other........................................................            1,355           7,188          (3,309)
                                                                     -------------   -------------   -------------
           Net cash used in financing activities................         (542,331)       (100,040)       (129,193)
                                                                     -------------   -------------   -------------

Increase in cash and cash equivalents...........................            4,830           1,180           9,450
Cash and cash equivalents at the beginning of the year..........           24,746          23,566          14,116
                                                                     -------------   -------------   -------------
Cash and cash equivalents at end of the year....................  $        29,576          24,746          23,566
                                                                     =============   =============   =============

Supplemental cash flow information:
   Interest paid................................................  $        23,058          21,958          20,316
   Interest and dividends received..............................  $           808           1,072           1,449
   Income taxes paid............................................  $        40,663          94,858         152,652
                                                                     =============   =============   =============

*53 Weeks
See accompanying notes to consolidated financial statements.

                    WINN-DIXIE STORES, INC. AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
           Years ended June 28, 2000, June 30, 1999 and June 24, 1998


                                                                            Accumulated
                                                                               Other           Associates'         Total
                                              Common         Retained      Comprehensive         Stock         Shareholders
                                               Stock         Earnings         Income             Loans            Equity
         (Amounts in thousands)            -------------- --------------- ----------------- ---------------  ---------------
Balances at June 25, 1997                 $      148,876       1,198,488             1,964         (11,834) $     1,337,494
                                           -------------- --------------- ----------------- ---------------  ---------------
Comprehensive income:
   Net earnings..........................              -         198,620                 -               -          198,620
   Unrealized gain on securities,
      net of tax........................               -               -               796               -              796
                                           -------------- --------------- ----------------- ---------------  ---------------
   Total comprehensive income............              -         198,620               796               -          199,416
Cash dividends, $1.02 per share..........              -        (150,923)                -               -         (150,923)
Common stock issued and stock
   compensation expense..................             76          (1,212)                -               -           (1,136)
Common stock acquired....................           (501)        (20,554)                -               -          (21,055)
Stock options exercised..................             80          (4,999)                -               -           (4,919)
Associates' stock loans, payments........              -               -                 -           8,747            8,747
Other....................................              -           1,259                 -               -            1,259
                                           -------------- ---------------  ---------------- ---------------  ---------------
Balances at June 24, 1998                        148,531       1,220,679             2,760          (3,087)       1,368,883
                                           -------------- ---------------  ---------------- ---------------  ---------------

Comprehensive income:
   Net earnings..........................              -         182,335                 -               -          182,335
   Unrealized gain on securities,
      net of tax........................               -               -               309               -              309
                                           -------------- ---------------  ---------------- ---------------  ---------------
   Total comprehensive income............              -         182,335               309               -          182,644
Cash dividends, $1.02 per share..........              -        (151,231)                -               -         (151,231)
Common stock issued and stock
   compensation expense..................             33           2,189                 -               -            2,222
Common stock acquired....................            (37)         (1,300)                -               -           (1,337)
Stock options exercised..................             50           1,004                 -               -            1,054
Associates' stock loans, payments........              -               -                 -           2,923            2,923
Other....................................              -           5,921                 -               -            5,921
                                           -------------- --------------- ----------------- ---------------  ---------------
Balances at June 30, 1999                        148,577       1,259,597             3,069            (164)       1,411,079
                                           -------------- --------------- ----------------- ---------------  ---------------
Comprehensive (loss) income:
   Net (loss)............................              -        (228,895)                -               -         (228,895)
   Realized gain on securities,
      net of tax........................               -               -            (3,069)              -           (3,069)
                                           -------------- --------------- ----------------- ---------------  ---------------
   Total comprehensive income............              -        (228,895)           (3,069)              -         (231,964)
Cash dividends, $1.02 per share..........              -        (148,966)                -               -         (148,966)
Common stock issued and stock
   compensation expense..................            131            (131)                -               -                -
Common stock acquired....................         (7,878)       (154,394)                -               -         (162,272)
Stock options exercised..................              -            (187)                -               -             (187)
Associates' stock loans, payments........              -               -                 -             164              164
Other....................................              -             (19)                -               -              (19)
                                           -------------- --------------- ----------------- ---------------  ---------------
Balances at June 28, 2000                 $      140,830         727,005                 -               -  $       867,835
                                           ============== =============== ================= ===============  ===============

 See accompanying notes to consolidated financial statements

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
    Dollar amounts in thousands except per share data, unless otherwise noted

1 Summary of Significant Accounting Policies and Other Information

(a) Fiscal Year: The fiscal year ends on the last Wednesday in June. Fiscal year 2000 and 1998 are comprised of 52 weeks. Fiscal year 1999 is comprised of 53 weeks.

(b) Basis of Consolidation: The consolidated financial statements include the accounts of Winn-Dixie Stores, Inc. and its subsidiaries which operate as a major food retailer in fourteen states and the Bahama Islands. All subsidiaries are wholly owned and fully consolidated with the exception of Bahamas Supermarkets Limited, which is owned approximately 78% by W-D Bahamas Limited.

(c) Cash and Cash Equivalents: Cash equivalents consist of highly liquid investments with a maturity of three months or less when purchased. Cash and cash equivalents are stated at cost plus accrued interest, which approximates market.

(d) Inventories: Inventories are stated at the lower of cost or market. The "dollar value" last-in, first-out (LIFO) method is used to determine the cost of approximately 84% of inventories consisting primarily of merchandise in stores and distribution warehouses. Manufacturing, pharmacy and produce inventories are valued at the lower of first-in, first-out
     (FIFO) cost or market. Elements of cost included in manufacturing inventories consist of material, direct labor and plant overhead.

(e) Marketable Securities: Included in other assets at June 30, 1999 was $32,466 which consisted primarily of marketable equity securities categorized as available-for-sale. No amounts were on hand at June 28, 2000. Available-for-sale securities are recorded at fair value. Unrealized holding gains and losses, net of the related tax effect, are excluded from earnings and reported as a separate component of shareholders' equity until realized. A decline in the fair value of available-for-sale securities below cost that is deemed other than temporary is charged to earnings, resulting in the establishment of a new cost basis for the security. Realized gains and losses are included in earnings and are derived using the specific identification method for determining the cost of securities sold.

(f) Income Taxes: Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using the enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS,
             continued Dollar amounts in thousands except per share
                          data, unless otherwise noted

1.  Summary of Significant Accounting Policies and Other Information, continued

(g) Self-insurance: Self-insurance reserves are established for automobile and general liability, workers' compensation and property loss costs based on claims filed and claims incurred but not reported, with a maximum per occurrence of $2,000 for automobile and general liability and $1,000 for workers' compensation. Self-insurance reserves are established for property losses with a maximum annual aggregate of $5,000 and a $100 per occurrence deductible after the aggregate is obtained. The Company is insured for losses in excess of these limits.

(h) Estimates: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(i) Property, Plant and Equipment: Property, plant and equipment are stated at historical cost. Depreciation is provided over the estimated useful lives by the straight-line method. Store equipment depreciation is based on lives varying from five to eight years. Transportation equipment is based on lives varying from three to ten years. Warehouse and manufacturing equipment is based on lives varying from five to ten years. Amortization of improvements to leased premises is provided principally by the straight-line method over the periods of the leases or the estimated useful lives of the improvements, whichever is less.

     The Company reviews its property, plant and equipment for impairment whenever events or changes in circumstances indicate the carrying value of an asset may not be recoverable. Recoverability is measured by comparison of the carrying amount to the net undiscounted cash flows expected to be generated by the asset. An impairment loss would be recorded for the excess of net book value over the fair value of the asset impaired. The fair value is estimated based on expected discounted future cash flows.

(j) Store Opening and Closing Costs: The costs of opening new stores and closing old stores are charged to earnings in the year incurred. An expense is recorded for the present value of expected future rent payments in the year that a store closes.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS,
             continued Dollar amounts in thousands except per share
                          data, unless otherwise noted

1.  Summary of Significant Accounting Policies and Other Information, continued

(k) Earnings Per Share: Earnings per common share are based on the weighted average number of common shares outstanding. Diluted earnings per share amounts are based on the weighted average number of common stock outstanding plus the incremental shares that would have been outstanding upon the assumed exercise of all diluted stock options, subject to antidilution limitations.

     The following weighted average number of shares of common stock were used in the calculations for earnings per share.

                     2000                    1999                      1998
                   --------                -------                    -----
       Basic     145,445,416            148,309,653                148,504,349
       Diluted   145,445,416            148,680,198                148,866,167

(l) Comprehensive Income: Comprehensive income is reflected on the Consolidated Statements of Shareholders' Equity. Accumulated other comprehensive income is comprised of unrealized gains/losses of available for sale securities.

(m) Stock-Based Compensation: The Company follows Statement of Financial Accounting Standard No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"), which establishes a fair value based method of accounting for stock-based compensation plans (see Note 8 - Stock Compensation Plans).

(n) New Accounting Pronouncements: In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"). SFAS 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts and hedging activities. The Company intends to adopt SFAS 133 in the first quarter of fiscal year 2001. The Company has no derivatives to be measured.

(o) Business Reporting Segments: Based on the information monitored by the Company's operating decision makers to manage the business, the Company has identified that its operations are within one reportable segment. Accordingly, financial information on industry segments is omitted because, apart from the principal business of operating retail self-service food stores, the Company has no other industry segments. All sales of the Company are to customers within the United States and the Bahama Islands. All assets of the Company are located within the United States and the Bahama Islands. Sales and assets related to and located in the Bahama Islands represents less than 1% of the Company's total sales and assets.

(p) Reclassification: Certain prior year amounts have been reclassified to conform to the current year's presentation.

   Dollar amounts in thousands except per share data, unless otherwise noted

2.  Trade and Other Receivables

         Accounts receivable at year-end were as follows:
                                                        2000              1999
                                                    -----------       ----------
            Trade and other receivables.......... $     92,821           96,984
            Construction advances................       18,426           94,945
                                                    -----------       ----------
                                                       111,247          191,929
          Less: Allowance for doubtful items.....        3,822            3,615
                                                    -----------       ----------
                                                  $    107,425          188,314
                                                    ===========       ==========

3.  Merchandise Inventories

         At June 28, 2000, inventories valued by the LIFO method would have been $232,368 higher ($217,274 higher at June 30, 1999) if they were stated at the lower of FIFO cost or market. If the FIFO method inventory valuation had been used, reported net (loss) would have been $9,283, or $0.06 per diluted share lower in 2000, net earnings would have been $2,691, or $0.02 per diluted share higher in 1999 and $7,411, or $0.05 per diluted share lower in 1998.

4.  Intangible Assets, net

         Intangible assets at year-end were as follows:

                                                      2000              1999
                                                  -----------      -------------
            Goodwill........................... $     25,591             70,075
            Other intangibles..................          192                  -
                                                  -----------      -------------
                                                      25,783             70,075
            Less: Accumulated amortization.....        6,988             15,626
                                                  -----------      -------------
                                                $     18,795             54,449
                                                  ===========      =============

         Intangible assets are amortized over the estimated useful life not to exceed 20 years for goodwill and 15 years for other intangibles. The Company took a non-cash impairment charge of $32,115 for fiscal 2000 as part of the Company's restructuring (see Note 13 - Restructuring and Other Non-recurring Charges).

    Dollar amounts in thousands except per share data, unless otherwise noted

5.  Net Property, Plant and Equipment

            Property, plant and equipment consists of the following:

                                                                                        2000              1999
                                                                                    -------------    ---------------
         Land..............................................................      $        17,180             11,343
         Buildings.........................................................               67,246             29,134
         Furniture, fixtures, machinery and equipment......................            2,333,403          2,575,459
         Transportation equipment..........................................              135,733            140,715
         Improvements to leased premises...................................              469,552            502,256
         Construction in progress..........................................               21,188             54,878
                                                                                    -------------    ---------------
                                                                                       3,044,302          3,313,785
         Less:  Accumulated depreciation and amortization..................            2,031,101          2,117,034
                                                                                    -------------    ---------------
                                                                                       1,013,201          1,196,751
         Leased property under capital leases, less accumulated
             amortization of $32,951 ($33,291 in 1999).....................               21,292             25,882
                                                                                    -------------    ---------------
         Net property, plant and equipment.................................      $     1,034,493          1,222,633
                                                                                    =============    ===============

         The Company had no non-cash additions to leased property for 2000 or 1999. The Company had a non-cash impairment charge of $147,184 for fiscal 2000 as part of the Company's restructuring (see Note 13 - Restructuring and other non-recurring charges).

6.  Income Taxes

         Income tax expense (benefit) consists of:

                                       Current         Deferred          Total
                                     -----------      ----------     -----------
         2000
                  Federal.......... $  111,358         (182,074)       (70,716)
                  State............      4,172           (6,972)        (2,800)
                                     ----------       ----------     -----------
                                    $  115,530         (189,046)       (73,516)
                                     ==========       ==========     ===========

         1999
                  Federal.........  $   79,270           16,110         95,380
                  State...........      17,191            1,574         18,765
                                     ----------       ----------     -----------
                                    $   96,461           17,684        114,145
                                     ==========       ==========     ===========

         1998
                  Federal........  $   115,109          (15,779)        99,330
                  State..........       21,103           (1,261)        19,842
                                     ----------       -----------    -----------
                                   $   136,212          (17,040)       119,172
                                     ==========       ===========    ===========

    Dollar amounts in thousands except per share data, unless otherwise noted

6.       Income Taxes, continued

         The following reconciles the expense (benefit) on the previous page to the Federal statutory income tax rate:

                                                                          2000            1999            1998
                                                                       ------------  --------------  --------------

         Federal statutory income tax rate....................              (35.0)%           35.0%           35.0%
         State and local income taxes, net of federal
            income tax benefits...............................               (0.6)             4.4             3.8
         Tax credits..........................................               (0.9)            (0.6)           (0.6)
         Company owned life insurance (COLI)..................                9.6              0.7            (0.2)
         Goodwill impairment..................................                2.9                -               -
         Other, net...........................................               (0.3)            (1.0)           (0.5)
                                                                       ------------  --------------  --------------
                                                                            (24.3)%           38.5%           37.5%
                                                                       ============  ==============  ==============

         The effective tax rate for fiscal 2000 reflects the effects of certain restructuring expenses and COLI adjustments.

         In addition to the provision for income taxes presented above, the Company recorded deferred tax expense of $265 and $551 in fiscal 1999 and 1998, respectively, related to the unrealized gain on marketable securities.

   Dollar amounts in thousands except per share data, unless otherwise noted

6.  Income Taxes, continued


         The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred liabilities at June 28, 2000, June 30, 1999 and June 24, 1998 are presented below:

                                                                               2000          1999          1998
                                                                           ------------- ------------   ------------
         Deferred tax assets:
            Reserve for insurance claims and self-insurance..........   $        79,039       62,429         61,160
            Reserve for vacant store leases..........................            38,308       20,511         20,137
            Unearned promotional allowance...........................             5,310        3,143          6,844
            Reserve for accrued vacations............................            13,463       14,225         14,172
            State net operating loss carry forwards..................            17,052       12,929          9,249
            Excess of book over tax depreciation.....................            12,032       12,196         10,985
            Excess of book over tax rent expense.....................               956        1,084          1,058
            Excess of book over tax retirement expense...............            19,452       17,009         14,757
            Uniform capitalization of inventory......................             9,718        9,684          7,796
            Restructuring costs......................................           130,587            -              -
            Other, net...............................................            52,730       43,213         38,066
                                                                           ------------- ------------  -------------
              Total gross deferred tax assets........................           378,647      196,423        184,224
              Less:  Valuation allowance.............................            16,489       12,401          9,154
                                                                           ------------- ------------  -------------
              Net deferred tax assets................................           362,158      184,022        175,070
                                                                           ------------- ------------  -------------
         Deferred tax liabilities:
            Excess of tax over book depreciation.....................           (46,308)     (31,098)       (11,958)
            Undistributed earnings of the
                              Bahamas subsidiary.....................            (4,761)     (14,347)       (12,616)
            Other comprehensive income...............................                 -       (1,921)        (1,656)
            Other, net...............................................            (9,863)     (26,397)       (20,632)
                                                                           ------------- ------------  -------------
              Total gross deferred tax liabilities...................           (60,932)     (73,763)       (46,862)
                                                                           ------------- ------------  -------------
              Net deferred tax assets................................   $       301,226      110,259        128,208
                                                                           ============= ============  =============

         Noncurrent deferred income taxes of $689 for fiscal 1999 are included in other liabilities in the accompanying consolidated balance sheet.

         The Company believes the results of historical taxable income and the results of future operations will generate sufficient taxable income to realize the deferred tax assets.

   Dollar amounts in thousands except per share data, unless otherwise noted

6.  Income Taxes, continued

         The Company reserved $30.4 million for taxes and $19.7 million for interest ($42.5 million after tax, or $0.29 per diluted share) after receiving an unfavorable opinion in October 1999 and a computational decision on January 11, 2000 from the U.S. Tax Court. The Tax Court upheld the Internal Revenue Service's position that interest related to loans on broad-based, company owned life insurance policies in 1993 was not deductible for income tax purposes. Congress passed legislation phasing out such deductions over a three-year period in the fall of 1996. The Company held such policies and deducted interest on outstanding loans from March 1993 through December 1997. Management disagrees with the Tax Court's decision and has appealed. While the ultimate outcome of this litigation cannot be predicted with certainty, in the opinion of management, the ultimate resolution of this matter will not have any additional material adverse impact on the Company's financial condition or results of operations.

7.  Financing

         On January 4, 2000, the Company increased its authorized commercial paper program from $500.0 million to $700.0 million. In support of this program, or as an independent source of funds, the Company entered into a $700.0 million revolving credit facility, which is syndicated to a group of 17 banks, with The Chase Manhattan Bank as administrative agent. The facility was entered into on November 17, 1999 and is renewable on an annual basis. Outstanding amounts under the credit facility bear interest at certain floating rates as specified by the credit facility. The credit facility contains certain financial and non-financial covenants relating to the Company's operations, including maintaining certain financial ratios. The agreement was amended effective June 27, 2000 to adjust certain financial covenants in consideration of the Company's restructuring.

         In addition to the $700.0 million syndicated credit facility, the Company also has $35.0 million available in short-term lines of credit. As of June 28, 2000, the Company had $235.0 million in commercial paper and no amounts from short-term lines of credit outstanding, as compared to $300.0 million in commercial paper and $165.0 from short-term lines of credit outstanding on June 30, 1999.

8.  Stock Compensation Plans:

         The Company has several stock purchase and incentive plans to reward employees and key executives of the Company. Under SFAS 123, other than normal purchase discounts for the employee stock purchase plan, the fair value at date of grant for the long-term incentive stock compensation plans and the performance based stock option plan are charged to compensation costs over the vesting or performance period.

    Dollar amounts in thousands except per share data, unless otherwise noted

8.  Stock Compensation Plans, continued

         Compensation costs resulted in income of $1.1 million and $1.4 million in fiscal 2000 and 1998, respectively. The primary reason for the income was due to the reversal of compensation expense previously recognized for restricted shares that did not vest. Compensation costs resulted in expense of $2.5 million in 1999.

         The per share weighted fair value of the stock options granted in fiscal 2000 and 1999 were $6.62 and $14.51, respectively. These amounts were estimated on the date of the grant using the Black-Scholes option pricing model under the following assumptions: risk-free interest rate of 6.7% and 5.4%; dividend yield of 5.4% and 2.3%; expected lives of 7 years; and volatility of .38 and .30, respectively.

          (a) Stock Purchase Plan: The Company has a stock purchase plan in effect for associates. Under the terms of this Plan, the Company may grant options to purchase shares of the Company's common stock at a price not less than the lesser of 85% of the fair market value at the date of grant or 85% of the fair market value at the time of exercise. There are 2,392,626 shares of the Company's common stock available for the grant of options under the Plan. Loans to associates for the purchase of the Company's common stock are reported in the financial statements as a reduction of Shareholders' Equity, rather than as a current asset. No loans were outstanding at June 28, 2000 and $164 was outstanding at June 30, 1999.

          (b) Stock Compensation Plans: The Company has long-term incentive stock compensation plans. Under these programs the Company issues restricted shares of the Company's common stock to eligible management associates. The following table shows the number of shares issued, forfeited and outstanding.

                                                  Weighted
                                                  Average                          Number of shares
                                                 Issue Price         Total        FY 2000       FY1999      FY 1998
                                             -----------------    ------------ ------------ ------------ ------------
                  1998 Plan
                     Issued                 $     37.25               149,743            -            -      149,743
                     Forfeited                                        149,743       25,548        5,995      118,200
                                                                  ------------
                     Outstanding                                            -
                                                                  ------------
                  1999 Plan
                     Issued                 $     41.12               252,097            -      252,097            -
                     Forfeited                                         63,139       18,592       44,547            -
                                                                  ------------
                     Outstanding                                      188,958
                                                                  ------------
                  2000 Plan
                     Issued                 $     25.75               239,030      239,030            -            -
                     Forfeited                                         93,124       93,124            -            -
                                                                  ------------
                     Outstanding                                      145,906
                                                                  ------------
                   Shares outstanding, June 28, 2000                  334,864
                                                                  ============

    Dollar amounts in thousands except per share data, unless otherwise noted

8.      Stock Compensation Plans, continued

          (b)  Stock Compensation Plans, continued

               The vesting of shares issued prior to January 2000 is contingent upon certain specified goals being attained over a three year period. The shares issued after such date vest one-third each year beginning with the third year from the date of grant, based on continued employment.

          (c) Stock Option Plans: The Company has made shares of the Company's stock available for grant under stock plans described below.

               1. Key Employee: Under the Company's Key Employee Stock Option Plan, 2,000,000 shares of the Company's common stock were made available for grant at an exercise price of no less than the market value at date of grant. Options granted under this performance based stock option plan prior to June 1, 1998 are earned over a two year period and options granted after June 1, 1998 are earned after three years, if certain performance goals are attained.

               2. Retention and Attraction Program: As part of the Company's retention and attraction program, 1,200,000 shares of the Company's common stock were made available for grant to various associates beginning in January 28, 2000 at an exercise price equal to the Company's stock price at date of grant. Options granted as part of the program are earned over a five-year period, in 20% increments, if the associate remains employed in their position at the end of each year.

               3. CEO Stock Options: Pursuant to an employment agreement, 500,000 shares of the Company's common stock were made available for grant at an exercise price of $27.00 per share to the President and Chief Executive Officer of the Company. Currently, 250,000 of the options are currently exercisable and the remaining 250,000 are exercisable on November 23, 2000 or upon an earlier date if there is a change in control or a termination of employment for other than cause, death or disability or for good reason.

    Dollar amounts in thousands except per share data, unless otherwise noted

8.  Stock Compensation Plans, continued

     (c)  Stock Option Plans, continued

          4.   Options Outstanding:

                        Changes in options during the years ended June 28, 2000, June 30, 1999 and June 24, 1998, were as follows:

                                                                                                     Weighted
                                                                                                      Average
                                                                               Number of           Option Price
                                                                                Shares               Per Share
                                                                           ------------------  ----------------------

                        Outstanding - June 25, 1997...................           703,000          $            25.90
                        Granted.......................................                 -          $                -
                        Exercised.....................................          (361,000)         $            22.11
                        Forfeited.....................................           (10,000)         $            34.63
                                                                           --------------          ------------------
                        Outstanding - June 24, 1998...................           332,000          $            29.76
                        Granted.......................................           181,277          $            41.51
                        Exercised.....................................           (50,000)         $            21.06
                        Forfeited.....................................           (25,842)         $            35.65
                                                                           --------------          ------------------
                        Outstanding - June 30, 1999...................           437,435          $            35.27
                        Granted.......................................         1,828,306          $            23.34
                        Exercised.....................................           (50,000)         $            22.44
                        Forfeited.....................................          (886,234)         $            27.43
                                                                           --------------          ------------------
                        Outstanding - June 28, 2000...................         1,329,507          $            24.57
                                                                           ==============          ==================
                        Exercisable  - June 28, 2000..................           277,000          $            26.56
                                                                           ==============          ==================
                        Shares available for additional grant.........         1,325,493
                                                                           ==============

          The  following  table  sets  forth   information   regarding   options
               outstanding at June 28, 2000.


                                                                           Weighted                        Weighted
                                                         Weighted           Average                         Average
                                                          Average          Remaining        Number      Exercise Prices
                                        Number of        Exercise             Life         Currently      for Currently
                          Range          Options           Price             (Years)      Exercisable      Exercisable
                        -------------- ----------      -------------      -----------     -----------   ---------------
                     $  15.00 to 20.00   638,836      $     19.44             9.5                  -                -
                     $  22.44 to 27.00   527,000            26.77             8.6            277,000            26.56
                     $  34.63 to 41.51   163,671            37.52             4.6                  -                -
                                      ------------     -------------      -----------      ----------         --------
                                       1,329,507      $     24.57             8.2            277,000            26.56
                                      ============     =============      ===========      ==========         ========

   Dollar amounts in thousands except per share data, unless otherwise noted

9.       Leases

          (a) Leasing Arrangements: There were 1,403 leases in effect on store locations and other properties at June 28, 2000. Of these 1,403 leases, 26 store leases and 3 warehouse and manufacturing facility leases are classified as capital leases. Substantially all store leases will expire during the next twenty years and the warehouse and manufacturing facility leases will expire during the next twenty-two years. However, in the normal course of business, it is expected that these leases will be renewed or replaced by leases on other properties.

               The rental payments on substantially all store leases are based on a minimum rental plus a contingent rental which is based on a percentage of the store's sales in excess of stipulated amounts. Most of the Company's leases contain renewal options for five-year periods at fixed rentals.

          (b) Leases: Leased property under capital leases by major classes are:


                                                               2000       1999
                                                               ----       ----
               Store facilities............................ $ 38,521     43,451
               Warehouses and manufacturing facilities.....   15,722     15,722
                                                             --------   --------
                                                              54,243     59,173
               Less: Accumulated amortization..............   32,951     33,291
                                                             --------   --------
                                                           $  21,292     25,882
                                                             ========   ========

    Dollar amounts in thousands except per share data, unless otherwise noted

9.       Leases, continued


         The following is a schedule by year of future minimum lease payments under capital and operating leases, together with the present value of the net minimum lease payments as of June 28, 2000.
                                                        Capital       Operating
         Fiscal Year:                                  --------       ----------
            2001.....................               $    7,177          333,973
            2002.....................                    7,238          331,137
            2003.....................                    7,238          327,616
            2004.....................                    6,633          322,796
            2005.....................                    6,076          314,406
            Later years..............                   25,295        3,110,401
                                                       --------      -----------
         Total minimum lease payments........           59,657        4,740,329
                                                                     ===========

         Less: Amount representing estimated
               taxes, maintenance and insurance
               costs included in total minimum
               lease payments.................           1,127
                                                       --------
         Net minimum lease payments...........          58,530
         Less:  Amount representing interest..          23,448
                                                       --------
         Present value of net minimum lease payments..$ 35,082
                                                       ========

Rental payments and contingent  rentals under operating leases are as follows:
                                               2000         1999        1998
                                               ----         ----        ----

         Minimum rentals............... $     323,117      341,296     307,289
         Contingent rentals............         1,380        1,581       1,869
                                            ----------  ----------- -----------
                                        $     324,497      342,877     309,158
                                            ==========  =========== ===========

10. Shareholders' Equity: Comprehensive (loss) income for the year was approximately $(232.0) million, $182.6 million and $199.4 million for 2000, 1999 and 1998, respectively. These amounts differ from net (loss) earnings due to changes in the net unrealized holding gains and losses generated from available-for-sale securities.

         On April 19, 2000, the Board of Directors authorized the repurchase, in either open market or private transactions, of up to ten million shares of the outstanding common stock in addition to the five-million share repurchase program announced on October 6, 1999. From this date through June 28, 2000, the Company has repurchased 7,858,000 shares having an aggregate value of $162.1 million or $20.62 per share.

   Dollar amounts in thousands except per share data, unless otherwise noted

11.      Commitments and Contingent Liabilities

          (a) Associate Benefit Programs: The Company has noncontributory, trusteed profit sharing retirement programs which are in effect for eligible associates and may be amended or terminated at any time. Charges to earnings for contributions to the programs amounted to $17,625, $67,250 and $67,250 in 2000, 1999 and 1998,
               respectively.

               In addition to providing profit sharing benefits, the Company makes group insurance available to early retirees from the time they retire until age 65 when they qualify for Medicare/Medicaid. Currently, the early retiree group consists of 76 associates. This group of retirees bears the entire cost of this plan, which is maintained totally separate from the Company's regular group insurance plan. The Company reserves the right to modify these benefits.

          (b)  Defined Benefit Plan: The Company has a Management  Security Plan
               (MSP), which is a non-qualified defined benefit plan providing disability, death and retirement benefits to 517 qualified active associates of the Company and 477 former participants. Total MSP cost charged to operations was $6,104, $6,132 and $5,406 in 2000, 1999 and 1998, respectively. The projected benefit obligation at June 28, 2000 was approximately $47,626. The effective discount rate used in determining the net periodic MSP cost was 8.0% for 2000, 1999 and 1998.

               Life insurance policies, which are not considered as MSP assets for liability accrual computations, were purchased to fund the MSP payments. These insurance policies are shown on the balance sheet at their cash surrender values, net of policy loans aggregating $210,655 and $204,855 at June 28, 2000 and June 30, 1999, respectively.

          (c) Supplemental Retirement Plan: The Company has a deferred compensation Supplemental Retirement Plan in effect for eligible management associates. At June 28, 2000 and June 30, 1999, the Company's liability under this program was $17.0 million and $14.1 million, respectively.

    Dollar amounts in thousands except per share data, unless otherwise noted

11.    Commitments and Contingent Liabilities, continued

          (d) Litigation: There are pending against the Company various claims and lawsuits arising in the normal course of business, including suits charging violations of certain civil rights laws and various proceedings arising under federal, state or local regulations protecting the environment.

               Among the suits charging violations of certain civil rights laws, there are actions that purport to be class actions, and which allege sexual harassment, retaliation and/or a pattern and practice of race-based and gender-based discriminatory treatment of employees and applicants. The plaintiffs seek, among other relief, certification of the suits as proper class actions, declaratory judgment that the Company's practices are unlawful, back pay, front pay, benefits and other compensatory damages,
               punitive   damages,   injunctive   relief  and  reimbursement  of
               attorneys' fees and costs. The Company is committed to full compliance with all applicable civil rights laws. Consistent with this commitment, the Company has firm and long-standing policies in place prohibiting discrimination and harassment. The Company denies the allegations of the various complaints and is vigorously defending the actions.

               In July 1999, the Company, without admitting any wrongdoing, reached a settlement with the named plaintiffs in a discrimination class action lawsuit filed on behalf of certain female and African-American present and former associates. The settlement has been approved by the U. S. District Court in Jacksonville, Florida. Implementation of the settlement has been stayed pending an appeal of the Court's denial of a motion to intervene by a third party. The settlement amount is approximately $33.0 million, which the Company will pay from accruals over the next seven years.

               While the ultimate outcome of litigation cannot be predicted with certainty, in the opinion of management, the ultimate resolution of these actions will not have a material adverse effect on the Company's financial condition or results of operations.

               See Note 6 - Income Taxes with respect to certain litigation pending before the U.S. Tax Court.

    Dollar amounts in thousands except per share data, unless otherwise noted

12.      Related Party Transactions

         The Company is self-insured for purposes of employee group life, medical, accident and sickness insurance, with American Heritage Life Insurance Company (the "Insurance Company"), a related party through November 1, 1999, providing administrative services and expenses for medical and accident claims. Total payments aggregating through November 1, 1999 were $17,632. Payments for fiscal 1999 and 1998 were $40,341 and $29,440, respectively.

13.      Restructuring and Other Non-recurring Charges

         On April 20, 2000, the Board of Directors approved and the Company announced a major restructuring to improve the support of the retail stores and the Company's overall efficiency. The restructuring plan
         includes   the  actions   listed  below  that  have  been  or  will  be
         implemented. The plan includes certain exit costs and employee termination benefits that will be incurred within one year from the commitment date.

         Action                                                     Status
         -------------------------------------------------------- --------------
         Executive management reduction and realignment..........  Completed
         Division management reduction and realignment...........  Completed
         Consolidation of division offices eliminating three
          division offices - Tampa, Atlanta, and Midwest.........  Completed
         Closing of one warehouse facility- Tampa................  Completed
         Closing of two manufacturing facilities
          - Detergent and Bag Plants.............................  Completed
         Centralization of procurement, marketing and
          merchandising..........................................  Completed
         Eliminating approximately 11,000 positions..............  Completed
         Closing of 116 unprofitable stores......................  Completed, except for 5
                                                                   stores being
                                                                   further
                                                                   evaluated
         Retrofitting approximately 650 stores to improve
          efficiency and customer service........................  In progress

         As a result of the restructuring, the Company will record a pre-tax charge of approximately $540 million ($345 million after tax or $2.37 per diluted share). The Company has recorded approximately $396 million of the pre-tax charge ($256 million after tax or $1.76 per diluted share) in the fourth quarter of fiscal 2000 and will record the balance in fiscal 2001. A summary of the restructuring charges and the remaining accrual at year-end follows:

                                     Employee           Lease
                                    Termination      Termination     Other Location        Asset
                                       Costs            Costs         Closing Costs      Impairment       Total
                                  --------------    ------------    ----------------    -----------    -------------
         Additions             $         16,713         189,295              10,722        179,299  $       396,029
         Utilization                      7,546           2,628              10,647        179,299          200,120
                                  --------------    ------------    ----------------    -----------    -------------
         Balance at 6/28/00    $          9,167         186,667                  75              -  $       195,909
                                  ==============    ============    ================    ===========    =============

    Dollar amounts in thousands except per share data, unless otherwise noted

13 Restructuring and Other Non-recurring Charges - continued

         In addition to the restructuring charge, an additional $8.9 million ($5.5 million after tax) was charged to cost of sales due to the write off of inventories in stores and manufacturing plants that closed as part of the restructuring plan.

         The following table shows the number of people that were eligible for severance under the restructuring plan.
                                                         Manufacturing
                                                          and Support
                                                Retail     Facilities     Total
                                               -------- --------------- --------
         Eligible for severance.............    3,351          655        4,006
         Number paid........................      636          240          876
         Became ineligible..................    1,275           63        1,338
                                               ------- ---------------- --------
         Number eligible at June 28, 2000...    1,440          352        1,792


         As part of the Company's restructuring, all stores were evaluated based on current and projected profitability. As part of this evaluation, the Company performed an impairment review of its long-lived assets. During this review, the Company identified impairment losses for assets to be disposed of and assets to be held and used.

         The impairment charge for assets to be disposed of related primarily to the carrying value of equipment and leasehold improvements for the stores, division offices, warehouse and manufacturing plants that were closed as part of the restructuring discussed above. The impairment charge was determined using the fair value less the cost to sell. The amount of the impairment charge for assets to be disposed of included in the restructuring charge table above is $77.9 million.

         The impairment charge for assets to be held and used related primarily to the carrying value of equipment, leasehold improvements and goodwill for certain stores that will continue to be operated by the Company. Projected future undiscounted cash flows were used to determine whether the assets were impaired. For the assets that were determined to be impaired, the impairment charge was calculated to be the difference between the carrying value of the asset and the greater of discounted cash flows and estimated fair value of the asset. Goodwill impairment was measured as the difference between the carrying value of the goodwill and the discounted cash flows of the operations that gave rise to the goodwill. As a result, an impairment charge of $101.4 million related to assets to be held and used was recognized, reducing the carrying value of fixed assets and goodwill by $69.3 million and $32.1 million, respectively.

         In 1998, the Company began its consolidation of the accounting departments to corporate headquarters. The opening of the new distribution facility in Raleigh, North Carolina, resulted in the closing and the sale of the older Raleigh distribution facility and the reorganization of the Raleigh and Charlotte divisions. The Company experienced a nonrecurring administrative charge totaling $18.1 million (after tax, $11.0 million or $0.07 per diluted share) due to these activities.

    Dollar amounts in thousands except per share data, unless otherwise noted

14.      Quarterly Results of Operations (Unaudited)

         The following is a summary of the unaudited quarterly results of operations for the years ended June 28, 2000 and June 30, 1999:

                                                                            Quarters Ended

                                                         Sept. 22        Jan. 12          April 5          June 28
                         2000                           (12 Weeks)     (16 Weeks)       (12 Weeks)      (12 Weeks)
                         ----                           ----------     ----------       ----------      ----------
         Net sales...............................   $    3,162,171       4,276,024       3,199,356        3,059,996
         Gross profit on sales...................   $      846,647       1,142,309         845,948          804,943
         Net earnings (loss).....................   $       22,069         (18,793)         10,273         (242,444)
         Basic earnings (loss) per share.........   $         0.15          (0.13)            0.07            (1.70)
         Diluted earnings (loss) per share.......   $         0.15          (0.13)            0.07            (1.70)
         Net LIFO charge.........................   $        1,833           2,444           1,833            3,173
         Net LIFO charge per diluted share.......   $         0.01            0.02            0.01             0.02
         Dividends per share.....................   $        0.170           0.340           0.255            0.255
         Market price range......................   $  41.94-31.31     33.00-22.31     24.00-14.38      21.31-14.25

                                                                          Quarters Ended

                                                         Sept. 16        Jan. 6          March 31         June 30
                         1999                           (12 Weeks)     (16 Weeks)       (12 Weeks)      (13 Weeks)
                         ----                           ----------     ----------       ----------      ----------
         Net sales...............................   $    3,190,755       4,264,207      3,203,524         3,478,017
         Gross profit on sales...................   $      841,275       1,156,000        872,659           930,979
         Net earnings............................   $       14,550          52,359         58,818            56,608
         Basic earnings per share................   $         0.10            0.35           0.40              0.38
         Diluted earnings per share..............   $         0.10            0.35           0.40              0.38
         Net LIFO charge (credit)................   $        2,444           2,444          1,833            (4,030)
         Net LIFO charge (credit) per diluted
           share.................................   $         0.01            0.02           0.01             (0.02)
         Dividends per share.....................   $        0.170           0.340          0.255             0.255
         Market price range......................   $  52.19-36.25     46.50-28.63    46.69-36.94       38.50-33.06


    Dollar amounts in thousands except per share data, unless otherwise noted

14.      Quarterly Results of Operations (Unaudited), continued

         During 2000 and 1999, the fourth quarter results reflect a change from the estimate of inflation used in the calculation of LIFO inventory to the actual rate experienced by the Company of 1.0% to 1.1% and 1.1% to 0.3%, respectively.

                                                                              Fourth Quarter Results of Operations
                                                                            June 28, 2000            June 30, 1999
                                                                            (12 Weeks)               (13 Weeks)
                                                                         ------------------       -----------------
         Net sales...............................................    $          3,059,996               3,478,017
         Cost of sales...........................................               2,255,053               2,547,038
                                                                         -----------------       -----------------
         Gross profit on sales...................................                 804,943                 930,979
         Operating and administrative expenses...................                 796,247                 868,563
         Restructuring and other non-recurring charges...........                 396,029                       -
                                                                         -----------------       -----------------
         Operating (loss) income.................................                (387,333)                 62,416
         Cash discounts and other income, net....................                  20,245                  32,481
         Interest expense........................................                  (6,784)                 (2,851)
                                                                         -----------------       -----------------
         (Loss) earnings before income taxes.....................                (373,872)                 92,046
         Income taxes............................................                (131,428)                 35,438
                                                                         -----------------       -----------------
         Net (loss) earnings.....................................    $           (242,444)                 56,608
                                                                         =================       =================

   Dollar amounts in thousands except per share data, unless otherwise noted

15. Guarantor Subsidiaries: The Company anticipates filing a registration statement with the Securities and Exchange Commission to authorize the issuance of up to $1 billion in debt securities. The debt securities may be jointly and severally, fully and unconditionally guaranteed by substantially all of the Company's operating subsidiaries. The guarantor subsidiaries are 100% owned subsidiaries of the Company. Condensed consolidating financial information for the Company and its guarantor subsidiaries is as follows:

                    WINN-DIXIE STORES, INC. AND SUBSIDIARIES
                 CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
                             (Amounts in thousands)

                        12 Weeks ended September 20, 2000
                                  (unaudited)

                                                                      Guarantor
                                                      Parent         Subsidiaries     Eliminations       Consolidated
                                                   ---------------  ---------------  ----------------  -----------------
Net sales                                        $    1,308,057        1,632,805                  -         2,940,862
Cost of sales                                         1,003,501        1,190,462                  -         2,193,963
                                                   ---------------  ---------------  ----------------  -----------------
  Gross profit                                          304,556          442,343                  -           746,899
Operating & administrative expenses                     297,842          417,280                  -           715,122
Restructuring and other non-recurring charges             8,412              541                  -             8,953
                                                   ---------------  ---------------  ----------------  -----------------
  Operating (loss) income                                (1,698)          24,522                  -            22,824
Equity in earnings of consolidated subsidiaries          15,081                -            (15,081)                -
Interest expense                                          7,518                -                  -             7,518
                                                   ---------------  ---------------  ----------------  -----------------
Earnings before income taxes                              5,865           24,522            (15,081)           15,306
Income taxes                                             (3,548)           9,441                  -             5,893
                                                   ---------------  ---------------  ----------------  -----------------
Net earnings                                     $        9,413           15,081            (15,081)            9,413
                                                   ===============  ===============  ================  =================


                          52 Weeks ended June 28, 2000
                                                                      Guarantor
                                                      Parent         Subsidiaries     Eliminations       Consolidated
                                                   ---------------  ---------------  ----------------  -----------------
Net sales                                        $    6,012,112         7,685,435                 -        13,697,547
Cost of sales                                         4,426,602         5,543,895                 -         9,970,497
                                                   ---------------  ---------------  ----------------  -----------------
  Gross profit                                        1,585,510         2,141,540                 -         3,727,050
Operating & administrative expenses                   1,525,112         2,061,239                 -         3,586,351
Restructuring and other non-recurring charges           112,869           283,160                 -           396,029
                                                   ---------------  ---------------  ----------------  -----------------
  Operating  loss                                       (52,471)         (202,859)                -            (255,330)
Equity in earnings of consolidated subsidiaries        (155,776)                -           155,776                  -
Interest expense                                         44,132             2,949                 -            47,081
                                                   ---------------  ---------------  ----------------  -----------------
Loss before income taxes                               (252,379)         (205,808)          155,776            (302,411)
Income taxes                                            (23,484)          (50,032)                -             (73,516)
                                                   ---------------  ---------------  ----------------  -----------------
Net loss                                         $     (228,895)         (155,776)          155,776            (228,895)
                                                   ===============  ===============  ================  =================

   Dollar amounts in thousands except per share data, unless otherwise noted

15.      Guarantor Subsidiaries, continued:

                          53 Weeks ended June 30, 1999

                                                                      Guarantor
                                                      Parent         Subsidiaries     Eliminations       Consolidated
                                                   ---------------  ---------------  ----------------  -----------------
Net sales                                        $    6,103,021         8,033,482                -         14,136,503
Cost of sales                                         4,490,544         5,742,611                -         10,233,155
                                                   ---------------  ---------------  ----------------  -----------------
  Gross profit                                        1,612,477         2,290,871                -          3,903,348
Operating & administrative expenses                   1,461,761         2,115,459                -          3,577,220
Restructuring and other non-recurring charges                 -                 -                -                  -
                                                   ---------------  ---------------  ----------------  -----------------
  Operating  income                                     150,716           175,412                -            326,128
Equity in earnings of consolidated subsidiaries         105,687                 -         (105,687)                 -
Interest expense                                         26,086             3,562                -             29,648
                                                   ---------------  ---------------  ----------------  -----------------
Earnings before income taxes                            230,317           171,850         (105,687)           296,480
Income taxes                                             47,982            66,163                 -           114,145
                                                   ---------------  ---------------  ----------------  -----------------
Net earnings                                     $      182,335           105,687         (105,687)           182,335
                                                   ===============  ===============  ================  =================


                          52 Weeks ended June 24, 1998
                                                                      Guarantor
                                                      Parent         Subsidiaries     Eliminations       Consolidated
                                                   ---------------  ---------------  ----------------  -----------------
Net sales                                        $    5,813,528         7,803,957                -         13,617,485
Cost of sales                                         4,298,072         5,589,952                -          9,888,024
                                                   ---------------  ---------------  ----------------  -----------------
  Gross profit                                        1,515,456         2,214,005                -          3,729,461
Operating & administrative expenses                   1,368,285         1,996,769                -          3,365,054
Restructuring and other non-recurring charges                 -            18,080                -             18,080
                                                   ---------------  ---------------  ----------------  -----------------
  Operating  income                                     147,171           199,156                -            346,327
Equity in earnings of consolidated subsidiaries         121,380                 -         (121,380)                 -
Interest expense                                         23,587             4,948                -             28,535
                                                   ---------------  ---------------  ----------------  -----------------
Earnings before income taxes                            244,964           194,208         (121,380)           317,792
Income taxes                                             46,344            72,828                 -           119,172
                                                   ---------------  ---------------  ----------------  -----------------
Net earnings                                     $      198,620           121,380         (121,380)           198,620
                                                   ===============  ===============  ================  =================

   Dollar amounts in thousands except per share data, unless otherwise noted

15.      Guarantor Subsidiaries, continued:

                    WINN-DIXIE STORES, INC. AND SUBSIDIARIES
                     CONDENSED CONSOLIDATING BALANCE SHEETS
                             (Amounts in thousands)

                        12 Weeks ended September 20, 2000
                                    (unaudited)

                                                                             Guarantor
                                                             Parent        Subsidiaries     Eliminations       Consolidated
                                                           --------------  --------------  ----------------  -----------------
Merchandise inventories                                  $       274,677         888,555               -            1,163,232
Other current assets                                             254,181          44,367               -              298,548
                                                           --------------  --------------  ----------------  -----------------
  Total current assets                                           528,858         932,922               -            1,461,780
Net property, plant and equipment                                455,454         695,280               -            1,150,734
Other noncurrent assets                                          217,730          14,764               -              232,494
Investments in and advances to/from subsidiaries                 795,616               -         (795,616)                  -
                                                           --------------  --------------  ----------------  -----------------
  Total assets                                           $     1,997,658       1,642,966         (795,616)          2,845,008
                                                           ==============  ==============  ================  =================

Account payable                                          $       247,843         286,458                -             534,301
Short-term borrowings                                            465,000               -                -             465,000
Other current liabilities                                        264,475         294,473                -             558,948
                                                           --------------  --------------  ----------------  -----------------
  Total current liabilities                                      977,318         580,931                -           1,558,249
Other noncurrent liabilities                                     192,746         266,419                -             459,165
Common stock of $1 par value                                     139,553           6,285           (6,285)            139,553
Retained earnings                                                688,041         789,331         (789,331)            688,041
                                                           --------------  --------------  ----------------  -----------------
  Total liabilities and stockholders' equity             $     1,997,658       1,642,966         (795,616)          2,845,008
                                                           ==============  ==============  ================  =================


                          52 Weeks ended June 28, 2000
                                                                             Guarantor
                                                             Parent        Subsidiaries     Eliminations       Consolidated
                                                           --------------  --------------  ----------------  -----------------
Merchandise inventories                                  $       354,424         786,981                -           1,141,405
Other current assets                                             202,605         127,912                -             330,517
                                                           --------------  --------------  ----------------  -----------------
  Total current assets                                           557,029         914,893                -           1,471,922
Net property, plant and equipment                                440,874         593,619                -           1,034,493
Other noncurrent assets                                          224,926          15,752                -             240,678
Investments in and advances to/from subsidiaries                 724,970               -         (724,970)                  -
                                                           --------------  --------------  ----------------  -----------------
  Total assets                                           $     1,947,799       1,524,264         (724,970)          2,747,093
                                                           ==============  ==============  ================  =================

Account payable                                          $       352,732        223,145                 -             575,877
Short-term borrowings                                            235,000              -                 -             235,000
Other current liabilities                                        304,608        306,068                 -             610,676
                                                           --------------  --------------  ----------------  -----------------
  Total current liabilities                                      892,340        529,213                 -           1,421,553
Other noncurrent liabilities                                     187,624        270,081                 -             457,705
Common stock of $1 par value                                     140,830          6,285            (6,285)            140,830
Retained earnings                                                727,005        718,685          (718,685)            727,005
                                                           --------------  --------------  ----------------  -----------------
  Total liabilities and stockholders' equity             $     1,947,799      1,524,264          (724,970)          2,747,093
                                                           ==============  ==============  ================  =================

   Dollar amounts in thousands except per share data, unless otherwise noted

15.      Guarantor Subsidiaries, continued:

                          53 Weeks ended June 30, 1999

                                                                             Guarantor
                                                             Parent        Subsidiaries     Eliminations       Consolidated
                                                           --------------  --------------  ----------------  -----------------
Merchandise inventories                                  $       417,343       1,007,755                -           1,425,098
Other current assets                                             192,738         180,154                -             372,892
                                                           --------------  --------------  ----------------  -----------------
  Total current assets                                           610,081       1,187,909                -           1,797,990
Net property, plant and equipment                                519,140         703,493                -           1,222,633
Other noncurrent assets                                           68,858          59,666                -             128,524
Investments in and advances to/from subsidiaries               1,509,745               -       (1,509,745)                  -
                                                           --------------  --------------  ----------------  -----------------
  Total assets                                           $     2,707,824       1,951,068       (1,509,745)          3,149,147
                                                           ==============  ==============  ================  =================

Account payable                                          $       421,943         240,229                -             662,172
Short-term borrowings                                            465,000               -                -             465,000
Other current liabilities                                        259,648         126,181                -             385,829
                                                           --------------  --------------  ----------------  -----------------
  Total current liabilities                                    1,146,591         366,410                -           1,513,001
Other noncurrent liabilities                                     153,223          71,844                -             225,067
Common stock of $1 par value                                     148,577           6,565           (6,565)            148,577
Retained earnings                                              1,259,433       1,506,249       (1,503,180)          1,262,502
                                                           --------------  --------------  ----------------  -----------------
  Total liabilities and stockholders' equity             $     2,707,824       1,951,068       (1,509,745)          3,149,147
                                                           ==============  ==============  ================  =================

                    WINN-DIXIE STORES, INC. AND SUBSIDIARIES
                CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS
                             (Amounts in thousands)

                        12 Weeks ended September 20, 2000
                                   (unaudited)
                                                                            Guarantor
                                                             Parent       Subsidiaries     Eliminations     Consolidated
                                                           -------------  --------------  ---------------  ----------------
Net cash (used in) provided by operating activities       $     (86,257)         61,669               -            (24,588)
                                                           -------------  --------------  ---------------  ----------------
  Purchases of property, plant & equipment, net                 (32,668)       (130,236)                          (162,904)
  (Increase) decrease in other assets                           (52,575)            727           55,565             3,717
                                                           -------------  --------------  ---------------  ----------------
Net cash (used in) provided by investing activities             (85,243)       (129,509)          55,565          (159,187)
                                                           -------------  --------------  ---------------  ----------------
  Increase in short-term borrowings                             230,000              -                -            230,000
  Purchases of common stock                                     (16,962)             -                -            (16,962)
  Dividends paid                                                (24,525)             -                -            (24,525)
  Other                                                         (11,728)         56,801          (55,565)          (10,492)
                                                           -------------  --------------  ---------------  ----------------
Net cash provided by (used in) financing activities             176,785          56,801          (55,565)          178,021
                                                           -------------  --------------  ---------------  ----------------

Increase (decrease) in cash and cash equivalents                  5,285         (11,039)               -            (5,754)
Cash and cash equivalents at the beginning of the year           15,157          14,419                -            29,576
                                                           -------------  --------------  ---------------  ----------------
Cash and cash equivalents at end of the quarter           $      20,442           3,380                -            23,822
                                                           =============  ==============  ===============  ================

   Dollar amounts in thousands except per share data, unless otherwise noted

15.      Guarantor Subsidiaries, continued:


                          52 Weeks ended June 28, 2000

                                                                            Guarantor
                                                             Parent       Subsidiaries     Eliminations     Consolidated
                                                           ---------     --------------  ---------------  ----------------
Net cash (used in) provided by operating activities        $ (7,582)           750,861               -            743,279
                                                           ---------     --------------  ---------------  ----------------
  Purchases of property, plant & equipment, net             (91,741)          (122,133)                          (213,874)
  Decrease (increase) in other assets                       639,380              7,375         (628,999)           17,756
                                                           ---------     --------------  ---------------  ----------------
Net cash provided by (used in) investing activities         547,639           (114,758)        (628,999)         (196,118)
                                                           ---------     --------------  ---------------  ----------------
  Decrease in short-term borrowings                        (230,000)                 -                -          (230,000)
  Purchases of common stock                                (162,272)                 -                -          (162,272)
  Dividends paid                                           (148,966)                 -                -          (148,966)
  Other                                                      (1,510)          (628,582)         628,999            (1,093)
                                                           ---------     --------------  ---------------  ----------------
Net cash (used in) provided by financing activities        (542,748)          (628,582)         628,999          (542,331)
                                                           ---------     --------------  ---------------  ----------------

(Decrease) increase in cash and cash equivalents             (2,691)             7,521               -              4,830
Cash and cash equivalents at the beginning of the year       17,848              6,898               -             24,746
                                                           ---------     --------------  ---------------  ----------------
Cash and cash equivalents at end of the year              $  15,157             14,419               -             29,576
                                                           =========     ==============  ===============  ================


                          53 Weeks ended June 30, 1999

                                                                            Guarantor
                                                             Parent       Subsidiaries     Eliminations     Consolidated
                                                           ------------   --------------  ---------------  ----------------
Net cash provided by operating activities                 $    121,999         314,362                -            436,361
                                                           ------------   --------------  ---------------  ----------------
  Purchases of property, plant & equipment, net               (152,146)       (193,577)               -           (345,723)
  Decrease (increase) in other assets                          131,599          14,294         (135,311)            10,582
                                                           ------------   --------------  ---------------  ----------------
Net cash used in investing activities                          (20,547)       (179,283)        (135,311)          (335,141)
                                                           ------------   --------------  ---------------  ----------------
  Increase in short-term borrowings                             45,000               -                -             45,000
  Purchases of common stock                                     (1,337)              -                -             (1,337)
  Dividends paid                                              (151,231)              -                -           (151,231)
  Other                                                          7,078        (134,861)         135,311              7,528
                                                           ------------   --------------  ---------------  ----------------
Net cash used in (provided by) financing activities           (100,490)       (134,861)         135,311           (100,040)
                                                           ------------   --------------  ---------------  ----------------

Increase in cash and cash equivalents                              962             218                -              1,180
Cash and cash equivalents at the beginning of the year          16,886           6,680                -             23,566
                                                           ------------   --------------  ---------------  ----------------
Cash and cash equivalents at end of the year              $     17,848           6,898                -             24,746
                                                           ============   ==============  ===============  ================


   Dollar amounts in thousands except per share data, unless otherwise noted

15.      Guarantor Subsidiaries, continued:


                          52 Weeks ended June 24, 1998

                                                                            Guarantor
                                                             Parent       Subsidiaries     Eliminations     Consolidated
                                                           -------------  --------------  ---------------  ----------------
Net cash provided by operating activities                 $    178,794         285,700                -           464,494
                                                           -------------  --------------  ---------------  ----------------
  Purchases of property, plant & equipment, net               (116,437)       (253,199)               -          (369,636)
  Decrease (increase) in other assets                           69,210          46,912          (72,337)           43,785
                                                           -------------  --------------  ---------------  ----------------
Net cash used in investing activities                          (47,227)       (206,287)         (72,337)         (325,851)
                                                           -------------  --------------  ---------------  ----------------
  Increase in short-term borrowings                             40,000               -                -            40,000
  Purchases of common stock                                    (21,055)              -                -           (21,055)
  Dividends paid                                              (150,923)              -                -          (150,923)
  Other                                                          1,222         (70,774)          72,337             2,785
                                                           -------------  --------------  ---------------  ----------------
Net cash used in (provided by) financing activities           (130,756)        (70,774)          72,337          (129,193)
                                                           -------------  --------------  ---------------  ----------------

Increase in cash and cash equivalents                              811           8,639                -             9,450
Cash and cash equivalents at the beginning of the year          16,075          (1,959)               -            14,116
                                                           -------------  --------------  ---------------  ----------------
Cash and cash equivalents at end of the year             $      16,886           6,680                -            23,566
                                                           -------------  --------------  ---------------  ----------------





The Company allocates all cost incurred by its headquarters which is not specifically identifiable, to each subsidiary based on its relative size to the company as a whole.


Taxes payable and deferred taxes are obligation of the Company. Expenses related to both current and deferred income taxes are allocated to each subsidiary based on the consolidated company's effective tax rates.


Expenses incurred by the guarantor subsidiaries if they operated on a stand-alone basis may or may not have been higher were it not for the benefit derived from related party transactions and the headquarter functions described above.





Item 7.  Financial Statements and Exhibits

   (a)  Financial statements of business acquired:  Not applicable

   (b) Pro forma financial information: Not applicable

   (c) Exhibits : Not applicable


                                   SIGNATURES

         Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.




Date:   December  26, 2000                            Winn-Dixie Stores, Inc.


                                                     By: /s/ ALLEN R. ROWLAND
                                                             ----------------
                                                             Allen R. Rowland
                                                              President and
                                                         Chief Executive Officer